                                                                   EXHIBIT 10.19


                              EMPLOYMENT AGREEMENT

       THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of September 5, 1996 by and between Advanced Telemarketing Corporation, a Nevada corporation (the "Company"), ATC Communications Group, Inc., a Delaware corporation and the Company's parent corporation (the "Parent") and Arthur Chavoya ("Employee").

                                R E C I T A L S

       The Company and the Parent have special expertise in their businesses that has enabled them to provide unique career opportunities for their employees.

       The Company's and the Parent's growth depends, to a significant degree, on their possession of more and better information than that available to their competitors concerning a number of matters, including but not limited to, research, systems, development, marketing, management and other information not generally known to others in the Company's industry. To obtain such information and use it successfully, the Company and the Parent have made significant investments in research, business development, customer satisfaction methods and techniques, business process improvements and other developments in marketing methods and providing services to their customers. This unique and special expertise in pooling this information has enabled the Company and the Parent to conduct their businesses successfully and thus provide potential employment opportunities for their employees.

       The parties acknowledge that Employee has his own valuable knowledge and training in certain of the areas in which the Company and the Parent conduct their businesses but that his knowledge will be enhanced by this employment.

       Employee recognizes that unless the Company and the Parent impart to him their special expertise, he would be less effective and of less benefit to the Company and the Parent. Employee further acknowledges that without the additional knowledge to be imparted to him by the Company and the Parent, he will be less valuable than would otherwise be the case in the Company's and the Parent's businesses.

       Employee understands and acknowledges that a covenant not to compete and a restriction on disclosure of confidential information is essential to the continued growth and stability of the Company's and the Parent's business and to the continuing viability of such businesses in the event the Employee's employment is terminated as expressly permitted under the terms and limitations of this Agreement.

       The Employee desires employment as an Employee of the Company and the Parent under the terms and conditions of this Agreement and further desires to be given access to the Company's and the Parent's proprietary information.

       The Company and the Parent desire to employ Employee under the terms and conditions of this Agreement, Employee hereby representing that Employee is free from any other obligation of continuing employment with his former employer.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

       1. Employment. Subject to the terms and conditions set forth in this Agreement, each of the Company and the Parent hereby employ Employee, and Employee hereby accepts such employment by the Company and the Parent.

       2.     Duties of Employee.

              (a) Employee shall serve in the capacities of President and Chief Executive Officer of each of the Company and the Parent, subject in each case to the supervision of the Board of Directors of such corporation. In such capacities, Employee shall have all necessary powers to discharge his responsibilities, including general supervision of the affairs of the Company and the Parent and active control of their businesses, again subject in each case to the respective Board's supervision and control. Employee shall have all the powers granted by the Bylaws of each of the Company and the Parent to the President and Chief Executive Officer of such corporation, and Employee shall report to the Board of Directors of such corporation. For so long as Employee serves in the capacities of President and Chief Executive Officer of each corporation, Parent and the Company shall nominate and support the election of Employee as a member of the Board of Directors of each corporation.

              (b) Commencing September 23, 1996 and during the remaining term of this Agreement, Employee shall devote his full business time and effort to the performance of his duties and responsibilities as President and Chief Executive Officer of the Company and the Parent. Notwithstanding the foregoing, Employee may spend reasonable amounts of time on his personal civic and charitable activities that do not interfere with the performance of his duties and responsibilities to the Company and the Parent.

              (c) Employee shall observe and comply with the written rules and regulations of the Company and the Parent respecting their businesses and shall carry out and perform the directives and policies of the Company and the Parent as they may from time to time be stated to Employee in writing by the Chairman of the Board or the Board of Directors of each corporation.

              (d) Employee shall maintain accurate business records as may from time to time be required by the Company or the Parent. Such records may be examined by the Company or the Parent, as the case may be, at all reasonable times after written request is delivered to Employee. Any such document shall be delivered to the Company or the Parent, as the case may be, promptly upon request.





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
              (e) Employee agrees not to solicit or receive any income or other compensation from any third party in connection with his employment with the Company and the Parent. The Employee agrees, upon written request by the Company or the Parent, to render an accounting of all transactions relating to his business endeavors during the term of this employment hereunder.

       3. Term. The term of this Agreement (the "Term") shall commence effective as of September 5, 1996 (the "Effective Date") and continue until the fifth anniversary of the Effective Date; provided, however, that at the end of such initial term, and on each subsequent anniversary of the Effective Date, the term shall automatically extend for an additional year unless a party provides, at least 90 days prior to the end of such initial term or such subsequent anniversary, written notice that it does not wish to extend the term. Notwithstanding the foregoing, this Agreement may be earlier terminated in accordance with Section 8 of this Agreement.

       4. Salary. Commencing on September 23, 1996, the Parent will pay Employee a minimum base annual salary during the term of this Agreement for his services as President and Chief Executive Officer of the Parent of $400,000, which shall be payable in accordance with the Parent's standard payroll practice, but not less than monthly. Such base salary shall not include any benefits made available to Employee or any contributions or payments made on his behalf pursuant to any employee benefit plan or program of the Parent, including any health, disability or life insurance plan or program, 401-K plan, cash bonus plan, stock incentive plan, retirement plan or similar plan or program of any nature. The Parent shall review Employee's salary on a semi-annual basis in connection with the performance review referred to in Section 12 hereof. The Parent shall increase the annual salary of Employee from time to time as may be warranted in accordance with the Parent's compensation policies. The Company shall have no separate salary obligation to Employee.

       5. Bonus Compensation. The Parent shall pay Employee annual performance-based cash bonuses in accordance with Exhibit A attached to this Agreement. The Parent shall review and revise Exhibit A on an annual basis thereafter to provide for comparable annual cash bonuses payable during the remaining term of this Agreement. The Company shall have no separate bonus obligation to Employee.

       6. Employee Benefits. During the term of this Agreement, the Parent shall provide Employee with all benefits made available from time to time by the Parent to its employees generally and to employees who hold positions similar to that of Employee (including the benefits granted to other officers of the Parent), such benefits to be in accordance with the Parent's policies. Specifically, Employee's benefits shall include participation in medical, dental and vision benefit plans or programs (providing coverage for Employee's immediate family); disability insurance; 401-K plans (full match) to be provided within 90 days from the Effective Date; life insurance payable to Employee's designated beneficiary (two times base salary); on-going personal development (executive education); an annual physical exam at the Cooper Clinic (or equivalent); a Cadillac STS every three (3) years (including coverage of taxes, insurance and maintenance); paid vacation; membership, dues and reasonable expenses at the Las Colinas Sports Club; spouse travel when Employee travels for business purposes; and first-class air travel (when available).
The Company shall have no separate obligations to Employee with respect to employee benefits.





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
       7. Office Set-Up; Reimbursement of Expenses. The Company shall provide Employee with appropriate and adequate personal computer and telecommunications equipment for his office, home, car and travel, including a personal computer with fax capability for home use, a laptop computer for travel use and a car telephone. The Company shall reimburse Employee for all expenses actually and reasonably incurred by him in the business interests of the Company. Such reimbursement shall be made to Employee upon appropriate documentation of such expenditures in accordance with the Company's written policies.

       8. Early Termination. It is the desire and expectation of each party that the employer-employee relationship shall continue for the full term specified herein and be a pleasant and rewarding experience for the parties hereto. The Company or the Parent shall, however, be entitled to terminate Employee's employment at any time with or without Cause (as defined in this Section 8). If Employee's employment is terminated without Cause, however, the Parent shall pay Employee severance compensation equal to two times Employee's then current base annual salary plus the bonus paid to Employee for the prior year. The Company shall have no separate obligation to Employee in this regard.

       If Employee dies, is unable to perform his duties and responsibilities as a result of disability that continues for 90 consecutive days or more ("Disability"), voluntarily resigns from the Company or the Parent, or is terminated for Cause, the Parent shall pay Employees (or his estate, executor or legal representative, as appropriate) any salary and bonus that has accrued to the date employment ceases, and the Parent's obligations to pay additional salary or cash compensation or benefits shall terminate as of such date.

       "Cause," for the purpose of this Agreement, shall mean the occurrence of any of the following events:

              (a) Performance by Employee of illegal or fraudulent acts, criminal conduct or willful misconduct relating to the activities of the Company or the Parent;

              (b) A conviction of or nolo contendere plea by Employee for any criminal acts involving moral turpitude having or reasonably likely to have a material adverse effect upon the Company or the Parent, including, without limitation, upon their profitability, reputation or goodwill;

              (c) Willful or grossly negligent failure by Employee to perform his duties in a manner contrary to the Company's or the Parent's best interests;

              (d) Willful refusal by Employee to carry out reasonable written instructions of the Company's or the Parent's Boards of Directors not inconsistent with the provisions of this Agreement;

              (e) Violation by Employee of any of Employee's covenants and agreements contained in Sections 9, 10 or 11 of this Agreement;





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
              (f) Any other material breach of Employee's obligations hereunder, which he fails to cure within thirty (30) days after receiving written notice thereof.

       9. Non-Competition Agreement. Employee understands that during the course of his employment by the Company and the Parent, Employee will have access to and the benefit of the information referred to in the Recitals above, and will represent the Company and the Parent and their affiliates and develop contacts and relationships with other persons and entities on behalf of such entities, including but not limited to customers, potential customers and other employees of such entities. To protect such entities' interest in this information and in these contacts and relationships, Employee agrees and covenants that during the term of his employment by the Company and the Parent, and for a period of two years after the termination of such employment for any reason, without prior written approval of the Company and the Parent, Employee will not, in connection with any business that is engaged in, or is about to be engaged in, by the Company or the Parent, which includes but is not limited to inbound and outbound telecommunications-based marketing services and customer service functions, and the consulting, design and implementation of these services, including organization and investment in related industries or professions (the "Business"), directly or indirectly, either as an individual or as an employee, partner, officer, director, shareholder, advisor, or consultant or in any other capacity whatsoever, of any person (other than ownership of less than 5% of the issued and outstanding voting securities of a publicly held corporations): (a) recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer to others for employment any person who is, or within the 12 month period immediately preceding the date of any such activity was, an employee of the Company or the Parent or their affiliates; or (b) conduct or assist others in conducting any business or activity that competes with the Business in the United States, its territories or possessions.

       It is understood and agreed that the scope of the foregoing covenant is reasonable as to time, area and persons and is necessary to protect the legitimate business interests of the Company, the Parent and their affiliates. It is further agreed that such covenant will be regarded as divisible and will be operative as to time, area and persons to the extent that it may be so operative, and if any part of such covenant is declared invalid, unenforceable, or void as to time, area or persons, the validity and enforceability of the remainder will not be affected.

       If Employee violates the restrictive covenants of this Section 9 and the Company or the Parent brings legal action for injunctive or other relief, neither the Company nor the Parent shall be deprived of the benefit of the full period of the restrictive covenant, as a result of the time involved in obtaining the relief. Accordingly, Employee agrees that the restricted period following the term of employment shall have a duration of two years, and the regularly scheduled expiration date of such covenant shall be extended by the same amount of time that Employee is determined to have violated such covenant.

       10. Confidentiality. Employee acknowledges that he has learned and will learn Confidential Information (as defined herein) relating to the business conducted and to be conducted by the Company, the Parent or their affiliates. Employee agrees that he will not, except in the normal and proper course of his duties hereunder, disclose or use or authorize any third party to





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
disclose or use any such Confidential Information, without prior written approval of the Company or the Parent. As used in this Section 10, "Confidential Information" shall mean information disclosed to or known to Employee as a direct or indirect consequence of or through his employment with the Company or the Parent, about any customer's, supplier's or the Company's or the Parent's business, methods, business plans, operations, products, processes, and services, including, but not limited to, information relating to research, development, inventions, recommendations, programs, systems, and systems analyses, flow charts, finances, and financial statements, marketing plans and strategies, merchandising, pricing strategies, merchandise sources, client sources, system designs, procedure manuals, automated data programs, financing methods, financial projections, terms and conditions of arrangements of any business, computer software, terms and conditions of business arrangements with clients or suppliers, reports, personnel procedures, supply and services resources, names and addresses of clients, the Company's or the Parent's contacts, names of professional advisors, and all other information pertaining to clients and suppliers, including, but not limited to assets, business interests, personal data and all other information pertaining to the Company or the Parent, clients or suppliers whatsoever, including all accompanying documentation therefor. All information disclosed to Employee, or to which Employee has access during the period of his employment, for which there is any reasonable basis to be believed is, or which appears to be treated by the Employer as Confidential Information, shall be presumed to be Confidential Information hereunder. Confidential Information shall not, however, include information that (i) is publicly known or becomes publicly known through no fault of Employee, or (ii) is generally or readily obtainable by the public, or (iii) constitutes general skills, knowledge and experience acquired by Employee before and/or during his employment with the Company and the Parent .

       Employee agrees that all documents of any nature pertaining to activities of the Company, the Parent or their affiliates, or that include any Confidential Information, in his possession now or at any time during the term of his employment, including without limitation, memoranda, notebooks, notes, data sheets, records and computer programs, are and shall be the property of such entity and that all copies thereof shall be surrendered to the appropriate entity upon termination of his employment.

       11. Inventions; Developments. Employee agrees to notify the Company and the Parent of any discovery, invention, innovation, or improvement which is related to the Business or to the business of any customer or supplier (collectively called "Developments") conceived or developed by Employee during the term of the Employee's employment. Developments shall include, without limitation, developments in computer software, logical systems, algorithms, and any or all other intellectual properties related to the Business. All Developments, including but not limited to all written documents pertaining thereto, shall be the exclusive property of the Company or the Parent, as the case may be, and shall be considered Confidential Information subject to the terms of this Agreement. Employee agrees that when appropriate, and upon written request of the Company or the Parent, as the case may be, the Employee will acknowledge that Developments are "works for hire" and will file for patents or copyrights with regard to any or all Developments and will sign documentation necessary to evidence ownership of Developments in the Company or the Parent, as the case may be.





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
       12. Performance Review. In April and September of each year during the term of this Agreement, Employee and representatives of the Company and the Parent will meet to review and discuss Employee's performance during the preceding six months. Employee and the representatives will discuss in good faith Employee's positive contributions to the Company's and the Parent's business, areas in which improvement in performance is expected, and to the extent possible, objective metrics for the measure of improvement over the ensuing six months. The Parent shall review Employee's salary and bonus compensation in connection with this review and provide for such increases from time to time as may be warranted in accordance with the Parent's compensation policies. The Company and the Parent shall deliver to Employee a written summary of the meeting, no later than seven (7) days after the meeting, which summary shall include, among other things, the objective metrics that Employee shall be expected to satisfy, and the salary and bonus compensation to be paid to Employee.

       13. Exit Interview. To insure a clear understanding of this Agreement, including but not limited to the protection of the Company's and the Parent's business interests, Employee agrees, at no additional expense to the Company and the Parent, to engage in an exit interview with the Company and the Parent prior to Employee's departure from the Company and the Parent at a time and place designated by the Company and the Parent.

       14. Right of Setoff. The Company and the Parent shall be entitled, at their option and not in lieu of any other remedies to which they may be entitled, to set off any amounts due Employee or any affiliate of Employee against any amount due and payable by Employee or any affiliate of Employee to the Company and the Parent ("Set-Offs") pursuant to this Agreement or otherwise, provided that the Set-Offs are set forth in detail in writing with supporting evidence to substantiate each Set-Off.

       15.    Miscellaneous.

              (a) Any notice, demand or request required or permitted to be given or made under this Agreement shall be in writing and shall be deemed given or made when delivered in person, when sent by United States registered or certified mail, or postage prepaid, or when telecopied to a party at its address or telecopy number specified below:

              If to the Company:

              Advanced Telemarketing Corporation
              8001 Bent Branch Drive
              Irving, Texas 75063

              Telecopy number:  (214) 830-1801





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
              If to the Parent:

              ATC Communications Group, Inc.
              5950 Berkshire Lane
              Suite 1650
              Dallas, Texas 75225

              Telecopy number:  (214) 361-9874

              If to Employee:

              Arthur Chavoya
              7 Southern Hills Court
              Frisco, Texas  75034

              Telecopy number:  (972)-625-6662

       The parties to this Agreement may change their addresses for notice in the manner provided above.

              (b) All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions hereof.

              (c) Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

              (d) The parties shall execute all documents, provide all information and take or refrain from taking all actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

              (e) This Agreement shall be binding upon and inure to the benefit of the parties hereto, their representatives and permitted successors and assigns. Except for the provisions of Sections 9, 10 and 11 of this Agreement, which are intended to benefit the Company's and the Parent's affiliates as third party beneficiaries, or as otherwise expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties to this Agreement, their respective representatives and permitted successors and assigns, any rights, remedies or obligations under or by reason of this Agreement.

              (f) This Agreement constitutes the entire agreement among the parties hereto pertaining to the specific subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.





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              (g)    None of the provisions of this Agreement shall be for the
benefit of or enforceable by any creditors of the parties, except as otherwise expressly provided herein.

              (h) No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

              (i) This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

              (J) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW. All claims, disputes, and controversies arising out of or relating to this Agreement or the performance, breach, validity, interpretation, application or enforcement hereof, including any claims for equitable relief or claims based on contract, tort, statute, or any alleged breach, default, or misrepresentation in connection with any of the provisions hereof, will be resolved by binding arbitration. A party may initiate arbitration by sending written notice of its intention to arbitrate to the other party and to the American Arbitration Association ("AAA") office located in Dallas, Texas (the "Arbitration Notice"). The Arbitration Notice will contain a description of the dispute and the remedy sought. The arbitration will be conducted at the offices of the AAA in Dallas, Texas before an independent and impartial arbitrator who is selected by mutual agreement, or, in the absence of such agreement, before three independent and impartial arbitrators, of whom each party will appoint one, with the third being chosen by the two appointed by the parties. In no event may the demand for arbitration be made after the date when the institution of a legal or equitable proceeding based on such claim, dispute, or other matter in question would be barred by the applicable statute of limitations. The arbitration and any discovery conducted in connection therewith will be conducted n accordance with the Commercial Rules of arbitration and procedures established by AAA in effect at the time of the arbitration, including without limitation the expedited procedures set forth therein (the "AAA Rules"). The decision of the arbitrator(s) will be final and binding on all parties and their successors and permitted assignees. The judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The arbitrator(s) will be selected no later than 30 days after the date of the Arbitration Notice. The arbitration hearing will commence no later than 60 days after the arbitrator(s) is selected. The arbitrator(s) will render a decision no later than 30 days after the close of the hearing, in accordance with AAA Rules. The arbitrator's fees and costs will conform to the then current AAA fee schedule and will be borne equally by the parties.

              (k) If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent





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
or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

              (l) No supplement, modification or amendment of this agreement or waiver of any provision of this Agreement shall be binding unless executed in writing by all parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (regardless of whether similar), nor shall any such waiver constitute a continuing wavier unless otherwise expressly provided.

              (m) Employee acknowledges and agrees that the Company and the Parent would be irreparably harmed by any violation of Employee's obligations under Sections 9, 10 and 11 hereof and that, in addition to all other rights or remedies available at law or in equity, the Company and the Parent will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation. The provisions of Sections 9, 10 and 11 hereof will survive any termination of this Agreement, in accordance with their terms.

              (n) No party may assign this Agreement or any rights or benefits thereunder without the written consent of the other parties to this Agreement.

       EXECUTED as of the date first above written.



                                        ADVANCED TELEMARKETING
                                        CORPORATION



                                        By:
                                           -------------------------------------
                                               Michael G. Santry,
                                               Chairman of the Board


                                        ATC COMMUNICATIONS GROUP, INC.



                                        By:
                                           -------------------------------------
                                               Michael G. Santry,
                                               Chairman of the Board





                                        ----------------------------------------
                                               Arthur Chavoya





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                                   EXHIBIT A


       The bonus program contains three broad segments: (i) net revenues; (ii) EBIT; and (iii) intangibles. Two of the segments have subsections. Each individual measurement set forth has a dollar value assigned which can be earned independent of the results of any other individual measurement. The measurements' period for the bonus is July 1, 1996 through June 30, 1997 and applies to consolidated financial results for ATC Communications Group, Inc.

       I.     Net Revenues (total possible bonus of $70,000)

              a. Increase of at least 30% over the fiscal year ended June 30, 1996...$40,000.

              b. Increase of at least 50% over the 1996 fiscal year ...$15,000 additional to (a) above.

              c. Increase of 60% or more over the 1996 fiscal year...$15,000 additional to (a) and (b) above.

       II.    EBIT (total possible bonus of $40,000)

              EBIT equals 11% or more of net revenues...$40,000.

       III.   Intangibles (total possible bonus of $90,000)

              a. Resolution of the AT&T matter in a manner acceptable to the Board of Directors...$25,000.

              b.     Signing of the American Airlines Cargo
                     contract....$25,000.

              c. Legal protection established for ATC's intellectual property...$10,000.

              d. Development and implementation of a strategic marketing plan to include a sales process and tactical execution steps...$10,000.

              e. System wide implementation of the "Timekeeper" system (or a similar process)...$10,000.

              f. Development of and at least partial implementation of a financial control system to include budgeting, profit and loss responsibility and capital expenditures...$10,000.